EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Macatawa Bank Corporation on Pre-Effective amendment No. 1 to Form S-1 of our report dated March 30, 2010 on the consolidated financial statements of Macatawa Bank Corporation as of December 31, 2009 and for the year then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Macatawa Bank Corporation's ability to continue as a going concern), and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan
March 31, 2011